                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.    )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           NCI BUILDING SYSTEMS, INC.
                           --------------------------
                (Name of Registrant as Specified In Its Charter)

                              --------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


|X| No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                January 26, 2000



Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. to be held at 10:00 a.m. on Wednesday, March 1, 2000, at the offices of NCI located at 7301 Fairview, Houston, Texas. At this meeting you will be asked to:

     (1) Elect three directors to serve until the Annual Meeting of Stockholders to be held in 2003; and

     (2) Transact any other business that may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

     It is important that your shares be represented at the Annual Meeting. Therefore, if you do not expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope at your earliest convenience.

                                             Very truly yours,

                                             /s/ C.A. Rundell, Jr.

                                             C.A. Rundell, Jr.,
                                           Chairman of the Board









Houston, Texas
January 26, 2000

                           NCI BUILDING SYSTEMS, INC.
                                  7301 FAIRVIEW
                              HOUSTON, TEXAS 77041

                          ----------------------------

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 1, 2000

                          ----------------------------


         The Annual Meeting of Stockholders of NCI Building Systems, Inc. will be held at our offices located at 7301 Fairview, Houston, Texas, on Wednesday, March 1, 2000, at 10:00 a.m. The Annual Meeting will be held for the following purposes:

         1. The election of three directors to serve until the Annual Meeting of Stockholders to be held in 2003; and

         2. The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on January 5, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. At the Annual Meeting you may examine a list of stockholders entitled to vote at the Annual Meeting.

         It is desirable that as large a proportion as possible of the stockholders' interests be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU PROPERLY EXECUTE AND PROMPTLY RETURN TO US THE ENCLOSED FORM OF PROXY USING THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of NCI, by delivering a later dated proxy or by attending the Annual Meeting, withdrawing your proxy and voting your shares personally. Please date, sign and return the enclosed proxy immediately in the stamped envelope provided.

                                      By Order of the Board of Directors

                                           /s/ Donnie R. Humphries

                                              Donnie R. Humphries,
                                                  Secretary


Houston, Texas
January 26, 2000

                           NCI BUILDING SYSTEMS, INC.
                                  7301 FAIRVIEW
                              HOUSTON, TEXAS 77041
                                 (713) 466-7788


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held March 1, 2000


         This Proxy Statement is furnished to stockholders of NCI Building Systems, Inc. in connection with the solicitation of proxies to be used at our Annual Meeting to be held March 1, 2000. Your proxy in the form enclosed will be voted at the meeting if properly executed by you, returned to us before the Annual Meeting and not revoked by you. If you give a proxy on the enclosed form you may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of NCI, by delivering a later dated proxy or by attending the Annual Meeting, withdrawing your proxy and voting your shares personally. Your attendance at the Annual Meeting will not constitute automatic revocation of your proxy.

         We are first sending this Proxy Statement and the enclosed proxy form to stockholders on or about January 26, 2000.

                      ACTION TO BE TAKEN AT ANNUAL MEETING

         When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. Unless you otherwise specify therein, the accompanying proxy will be voted (1) FOR the election as directors of the nominees listed under "Election of Directors" and (2) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting. The board of directors does not know of any other matter or business.

                         PERSONS MAKING THE SOLICITATION

         The accompanying proxy is being solicited by our board of directors. We will bear the entire cost of soliciting proxies and no other person or persons will bear those costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees.

                            OUTSTANDING CAPITAL STOCK

         The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 5, 2000. At the close of business on that date we had 18,566,412 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

         The following table sets forth, as of January 1, 2000 (the "Ownership Date"), the number of shares of common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of common stock, (2) each director, (3) our Chief Executive Officer and each of the persons who were our four other most highly paid executive officers for the 1999 fiscal year and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the common stock.

                                                                                 Beneficial Ownership (1)
                                                                               ---------------------------
                 Name of Beneficial                                            Number of
                   Owner or Group                                                Shares            Percent
                 ------------------                                            ---------           -------

                 Johnie Schulte (2)                                              769,073             4.1%
                 A. R. Ginn (3)                                                  377,000             2.0%
                 Daniel D. Zabcik (4)                                            313,010             1.7%
                 C.A. Rundell, Jr. (5)                                           206,880             1.1%
                 Gary L. Forbes (6)                                              205,500             1.1%
                 Kenneth W. Maddox (7)                                           188,288             1.0%
                 Robert J. Medlock (8)                                            89,992               *
                 Thomas C. Arnett (9)                                             41,574               *
                 Robert N. McDonald (10)                                          14,078               *
                 William D. Breedlove (11)                                        10,289               *

                 All directors and executive officers as a group
                        (11 persons) (12)                                      2,429,268            12.9%

-----------------------------
*  Less than one percent

(1) Includes shares beneficially owned by the listed persons, including shares owned under our 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options on or before February 29, 2000, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the common stock that he owns. Those shares are not included in the computations for any other person.

(2) Includes 2,979 shares held by a trust for the benefit of Mr. Schulte's grandson, and 4,000 shares held by a family trust for the benefit of Mr. Schulte's daughter, of which trusts Mr. Schulte is a trustee and may be deemed to share voting and investment power. Mr. Schulte disclaims beneficial ownership of those shares. Also includes options to purchase 47,500 shares held by Mr. Schulte which were exercisable as of the Ownership Date. Does not include options to purchase an additional 57,500 shares held by Mr. Schulte that were not exercisable.

(3) Does not include options to purchase 15,000 shares that were held by Mr. Ginn and not exercisable as of the Ownership Date.

(4) Includes 90,000 shares held in a testamentary trust, of which Mr. Zabcik is sole trustee, for the benefit of his children, 38,294 shares held by a family general partnership of which Mr. Zabcik has management authority and options to purchase 1,500 shares held by Mr. Zabcik that were exercisable as of the Ownership Date. Does not include options to purchase an additional 4,500 shares held by Mr. Zabcik that were not exercisable.

(5) Includes 12,000 shares held by The Rundell Foundation, of which Mr. Rundell is a trustee and may be deemed to share voting and investment power. Mr. Rundell disclaims beneficial ownership of those shares. Also includes options to purchase 47,500 shares held by Mr. Rundell that were exercisable as of the Ownership Date. Does not include options to purchase an additional 57,500 shares held by Mr. Rundell that were not exercisable.

(6) Includes 200,000 shares held by Equus II Incorporated, of which Mr. Forbes is a Vice President and may be deemed to share voting and investment power. Mr. Forbes disclaims beneficial ownership of those shares. Also includes options to purchase 1,500 shares held by Mr. Forbes that were exercisable as of the Ownership Date. Does not include options to purchase an additional 4,500 shares held by Mr. Forbes that were not exercisable.

(7) Does not include options to purchase 10,000 shares that were held by Mr. Maddox and not exercisable as of the Ownership Date.

(8) Includes options to purchase 85,448 shares held by Mr. Medlock that were exercisable as of the Ownership Date. Does not include options to purchase an additional 35,500 shares held by Mr. Medlock that were not exercisable.

(9) Includes 40,074 shares held by La Plaza Partnership, of which Mr. Arnett is a general partner and may be deemed to share voting and investment power. Also includes options to purchase 1,500 shares held by Mr. Arnett that were exercisable as of the Ownership Date. Does not include options to purchase an additional 4,500 shares held by Mr. Arnett that were not exercisable.

(10) Includes options to purchase 14,078 shares held by Mr. McDonald that were exercisable as of the Ownership Date. Does not include options to purchase an additional 4,500 shares held by Mr. McDonald that were not exercisable.

(11) Includes options to purchase 1,500 shares held by Mr. Breedlove that were exercisable as of the Ownership Date. Does not include options to purchase an additional 4,500 shares held by Mr. Breedlove that were not exercisable.

(12) In addition to the shares identified in notes (2) through (11), includes options to purchase 10,000 shares held by Donnie Humphries that were exercisable as of the Ownership Date. Does not include options to purchase an additional 5,000 shares held by Mr. Humphries that were not exercisable.

                                QUORUM AND VOTING

         The presence in person or by proxy of the holders of a majority of the outstanding shares of the common stock is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Abstentions will be included in vote totals and, as such, will have the same effect as a negative vote on each proposal other than the election of directors. Broker non-votes (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, will not be included in vote totals and, as such, will have no effect on any proposal. Cumulative voting is prohibited in the election of directors. To be elected a director, each nominee must receive a plurality of all of the votes cast at the Annual Meeting for the election of directors. All other matters that properly come before the Annual Meeting must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock.

                              ELECTION OF DIRECTORS

         Three Class I directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting of Stockholders to be held in 2003 or until their respective successors are duly elected and qualified. You are not permitted to cumulatively vote your shares in connection with the election of directors.

         Set forth below is information concerning the persons nominated for election as directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

CLASS I NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2003:

         A. R. GINN

         Mr. Ginn, age 60, has served as President of NCI since December 1998, as a director and Chief Operating Officer of NCI since May 1998 and as President and Chief Executive Officer of the Metal Components Division and Chief Executive Officer of the Metal Coaters Division since May 1998. From May 1998 until December 1998, he served as Executive Vice President of NCI. Previously, he served as a director and the President of Metal

Building Components, Inc., a metal components manufacturer ("MBCI"), from 1976 until our acquisition of MBCI in May 1998 and was Chief Executive Officer of the Metal Coaters Division of MBCI from 1987 to May 1998. Mr. Ginn has over 40 years of experience in the metal building and components industry. Mr. Ginn worked for four years with A&S Steel Buildings and spent 14 years with Metallic Building Company, where he was Vice President of Operations for seven years. Mr. Ginn is the father of Kelly R. Ginn, one of the other key managers of NCI.

         KENNETH W. MADDOX

         Mr. Maddox, age 52, has served as Executive Vice President, Administration of NCI since December 1998 and as a director of NCI and as Vice President and Chief Financial Officer of the Metal Components Division and the Metal Coaters Division since May 1998. From May 1998 until December 1998, he served as a Vice President of NCI. Previously, he served as the Chief Financial Officer and Treasurer of MBCI from 1980 until May 1998.

         DANIEL D. ZABCIK

         Mr. Zabcik, age 71, has been a director of NCI since April 1989 and served as an Executive Vice President of NCI from April 1989 until October 1993, when he resigned as an officer and assumed part-time employee status until his retirement in early 1997. Since 1986, Mr. Zabcik has also served as a director of Southwest Bolt, Inc., a distributor of structural bolts. From 1980 until April 1989, Mr. Zabcik was employed as President, Executive Vice President and Vice Chairman of the Mid-West Metallic division of American Buildings Company, a metal building manufacturer ("ABC"). Mr. Zabcik has over 40 years of experience in the metal building industry. Mr. Zabcik is a licensed engineer and served on the Executive Committee of the Metal Building Manufacturers Association in 1993.

         Mr. Thomas C. Arnett currently is a Class I director whose term expires at the Annual Meeting to be held on March 1, 2000. Mr. Arnett is retiring from the board of directors upon expiration of his current term.

         The other current directors of NCI, whose terms will expire after 2000 are as follows:

CLASS II DIRECTORS WHO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2001:

         GARY L. FORBES

         Mr. Forbes, age 55, has served as a director of NCI since December 1991. Mr. Forbes has been a Vice President of Equus II Incorporated, an investment company, since November 1991. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company, Advanced Technical Products, Inc., a manufacturer of aerospace parts, and Drypers Corporation, a manufacturer of disposable diapers. Mr. Forbes is a certified public accountant.

         ROBERT N. MCDONALD

         Mr. McDonald, age 72, has served as a director of NCI since March 1992. Mr. McDonald is currently retired. Most recently before his retirement, Mr. McDonald served as a marketing consultant for ABC from 1985 until February 1992 and as a director of that company from 1989 to 1990. From 1956 to 1970, Mr. McDonald was employed by Butler Manufacturing Company, a metal building manufacturer, and served as Vice President of Marketing for ABC from 1970 to 1978.

         C.A. RUNDELL, JR.

         Mr. Rundell, age 68, has served as a director and Chairman of the Board of NCI since April 1989. Since May 1988, Mr. Rundell has owned and operated Rundell Enterprises, a sole proprietorship engaged in providing acquisition and financial consulting services to various business enterprises. Mr. Rundell is a director and a member of the Executive Committee of Tyler Corporation, a provider of information management systems and services for county governments and other enterprises. Mr. Rundell was the President and Chief Executive Officer of Tyler from October 1997 to December 1998, Chairman of the Board of Tyler from October 1996 until October 1997, and its temporary Chief Executive Officer from October 1996 to March 1997. Mr. Rundell is also a director of Dain Rauscher Corporation, a holding company for a full-service regional brokerage and investment banking company, and Tandy Brands Accessories, Inc., a manufacturer of accessories for men, women and boys. In March 1999, Mr. Rundell became Chairman of the Board of Integrated Security Systems, Inc., a developer and manufacturer of systems and software for traffic control, perimeter and other security applications.

CLASS III DIRECTORS WHO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2002:

         WILLIAM D. BREEDLOVE

         Mr. Breedlove, age 60, has served as a director of NCI since March 1992. Mr. Breedlove has been Vice Chairman of Hoak Breedlove Wesneski & Co., an investment banking firm, since August 1996. Previously, he served as Chairman and Managing Director of Breedlove Wesneski & Co., a private merchant banking firm, for over five years.

         ROBERT J. MEDLOCK

         Robert J. Medlock, age 60, has served as a director of NCI since March 1999, as Executive Vice President of NCI since December 1998, as Chief Financial Officer and Treasurer of NCI since February 1992 and as Vice President, Chief Financial Officer and Treasurer of the Engineered Buildings Division since May 1998. From February 1992 until December 1998, he served as a Vice President of NCI. He was a Vice President and the Chief Financial Officer of ABC from 1973 to 1978. Mr. Medlock is a certified public accountant.

         JOHNIE SCHULTE

         Mr. Schulte, age 64, a founder of NCI, has been a director and Chief Executive Officer of NCI since 1984 and has served as the President and Chief Executive Officer of the Engineered Buildings Division since May 1998. From 1984 until December 1998, he served as President of NCI. Mr. Schulte founded and was President of Mid-West Steel Buildings Co., Inc. from 1970 until its sale to
ABC, a metal building manufacturer, in 1980. Mr. Schulte remained as President of the Mid-West Metallic Division of ABC until 1984, when he left to form NCI. Mr. Schulte has over 44 years of experience in the metal building industry.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND OTHER KEY MANAGERS

         Our executive officers and other key managers are as follows:

         Name                                        Position
         ----                                        --------
         Executive Officers:
         C. A. Rundell, Jr.                          Chairman of the Board of NCI
         Johnie Schulte                              Chief Executive Officer and Chairman of the Executive
                                                     Committee of NCI; President and Chief Executive Officer of
                                                     Engineered Buildings Division
         A.R. Ginn                                   President and Chief Operating Officer of NCI; President and
                                                     Chief Executive Officer of Metal Components Division; Chief
                                                     Executive Officer of Metal Coaters Division
         Robert J. Medlock                           Executive Vice President, Chief Financial Officer and
                                                     Treasurer of NCI; Vice President, Chief Financial Officer and
                                                     Treasurer of Engineered Buildings Division
         Kenneth W. Maddox                           Executive Vice President, Administration of NCI; Vice
                                                     President and Chief Financial Officer of Metal Components
                                                     Division and Metal Coaters Division
         Donnie R. Humphries                         Secretary of NCI; Vice President, Human Relations of
                                                     Engineered Buildings Division
         Other Key Managers:
         Tom L. Bishop                               President of Doors & Building Components Division
         Jerry D. Boen                               Vice President, Marketing of Metal Components Division
         Charles W. Dickinson                        Vice President, Sales of Metal Components Division
         Mark W. Dobbins                             President of American Building Components Division
         John T. Eubanks                             President of Mesco Metal Buildings Division
         Leonard F. George                           Executive Vice President of Engineered Buildings Division
         Kelly R. Ginn                               Vice President, Manufacturing of Metal Components Division
         Richard F. Klein                            President and Chief Operating Officer of Metal Coaters
                                                     Division
         Fredrick D. Koetting                        Vice President, Operations of Engineered Buildings Division
         Alvan E. Richey, Jr.                        Vice President, Sales and Marketing of Engineered Buildings
                                                     Division
         William M. Young                            President of A&S Building Systems Division

         Executive Officers:


         Information concerning the business experience of Messrs. Rundell, Schulte, Ginn, Medlock and Maddox is provided under the section entitled "Election of Directors."

         Donnie R. Humphries, age 50, has been the Secretary of NCI since 1985 and Vice President, Human Relations of the Engineered Buildings Division since May 1998. Mr. Humphries previously served as Vice President, Human Relations of NCI from 1997 until May 1998. Mr. Humphries has over 23 years of experience in the metal building industry.

         Other Key Managers:

         Tom L. Bishop, age 53, has served as President of the Doors & Building Components Division since January 2000. Previously, he served as President of the American Building Components Division since May 1998. He previously served as President of American Building Components, Inc., a subsidiary of MBCI, since 1995 and was employed by MBCI for more than 17 years.

         Jerry D. Boen, age 53, has served as Vice President, Marketing of the Metal Components Division since May 1998. Previously, he served as Vice President of Marketing of MBCI since 1980. Before joining MBCI, Mr. Boen was a sales manager for another building components company.

         Charles W. Dickinson, age 48, has served as Vice President, Sales of the Metal Components Division since May 1998. Previously, he served as Vice President of Sales of MBCI since 1991 and was employed by MBCI for more than 16 years. Mr. Dickinson has over 23 years of experience in the metal building and components industry.

         Mark W. Dobbins, age 41, has served as President of the American Building Components Division since January 2000. Previously he served as the Senior General Manager of Manufacturing of the Metal Components Division since 1999 and was employed by MBCI for over 10 years.

         John T. Eubanks, age 59, has served as President of the Mesco Metal Buildings Division since its acquisition by NCI in April 1996 from Anderson Industries, Inc. Mr. Eubanks also served as President of the Mesco Metal Buildings division of Anderson from 1989 until April 1996.

         Leonard F. George, age 47, has served as Executive Vice President of the Engineered Buildings Division since May 1998. Previously, Mr. George served as a director of NCI from March 1993 until March 1999 and as Executive Vice President of NCI from September 1992 until May 1998. Mr. George has over 20 years of experience in the metal building industry.

         Kelly R. Ginn, age 39, has served as Vice President, Manufacturing of the Metal Components Division since May 1998. Previously, he served as Vice President of Manufacturing of MBCI since 1990. Mr. Ginn has 19 years of experience in the metal building and components industry. Mr. Ginn is the son of A.R. Ginn, President and Chief Operating Officer of NCI.

         Richard F. Klein, age 61, has served as President and Chief Operating Officer of the Metal Coaters Division since May 1998. Previously, he served as President of Metal Coaters, Inc., a subsidiary of MBCI, since 1987. Before joining MBCI in 1987, Mr. Klein spent nine years as Vice President of a large coil coating concern.

         Fredrick D. Koetting, age 40, has been Vice President, Operations of the Engineered Building Division since May 1998. He previously served as a Vice President of NCI from May 1994 until May 1998. Before joining NCI in May 1994, Mr. Koetting served as an Account Manager for National Steel Corporation, a steel supplier of NCI, from 1991 until May 1994.

         Alvan E. Richey, Jr., age 64, has been Vice President, Sales and Marketing of the Engineered Buildings Division since May 1998. He previously served as Vice President, Sales and Marketing of NCI from July 1995 until May 1998. Mr. Richey also served as President of the A&S Building Systems Division from December 1992 until August 1999. Mr. Richey has over 29 years of experience in the metal building industry.

         William M. Young, age 50, has served as President of the A&S Building Systems Division since August 1999. Before joining NCI, Mr. Young was employed by Butler Manufacturing Company, a metal building manufacturer, for 25 years, during the last five of which he served as a plant manager. Mr. Young has over 26 years of experience in the metal building industry.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table shows information regarding compensation paid to our Chief Executive Officer and each of our four other most highly paid persons who were executive officers at the end of the 1999 fiscal year (collectively, the "Named Executive Officers"), with respect to each of our last three fiscal years based on salary and bonus earned during each fiscal year.


                                                                                             LONG-TERM
                                                        ANNUAL COMPENSATION                COMPENSATION
                                                -----------------------------------      -----------------
                                                                                            SECURITIES              ALL OTHER
           NAME AND                                                                         UNDERLYING             COMPENSATION
      PRINCIPAL POSITION            YEAR         SALARY ($)             BONUS ($)         OPTIONS (#) (1)            ($) (2)
------------------------------    --------      -------------         -------------      -----------------      ------------------
C.A. Rundell, Jr.                   1999        $     200,000         $     146,820                     --      $           33,159
Chairman of the Board               1998              165,833               125,625                 40,000                  33,160
                                    1997              120,834                89,062                 25,000                  32,660

Johnie Schulte                      1999        $     400,000         $     293,640                     --      $           10,000
Chief Executive Officer             1998              338,333 (3)           256,875                 40,000                      --
                                    1997              254,167               195,000                 25,000                      --

A. R. Ginn                          1999        $     400,000         $     293,640                     --      $           10,000
President and                       1998              200,000 (4)           297,475                     --                     636
Chief Operating Officer             1997                   --                    --                     --                      --

Robert J. Medlock                   1999        $     193,333         $     146,820                     --      $           56,319
Executive Vice President and        1998              158,383               120,000                 30,000                  56,316
Chief Financial Officer             1997              147,500               112,500                  6,000                  55,822

Kenneth W. Maddox                   1999        $     199,834         $     146,820                     --      $           10,000
Executive Vice President,           1998               99,500 (4)            99,500                     --                   3,586
Administration                      1997                   --                    --                     --                      --

----------------------
(1)       Options to acquire shares of common stock.
(2) This column is comprised of: (a) our matching contribution under our 401(k) plan and (b) with respect to Messrs. Rundell and Medlock, an amount which represents the increase in present value during each of the three fiscal years of a vested retirement benefit under our supplemental retirement plan as shown in the following table:


                                                    PAYABLE BEGINNING                     INCREASE IN
                                                         AT AGE                          PRESENT VALUE
                                                   -------------------              -----------------------
                       Rundell                             70                       1999        $    23,159
                                                                                    1998             23,160
                                                                                    1997             23,160

                       Medlock                             65                       1999        $    46,319
                                                                                    1998             46,316
                                                                                    1997             46,322

(3) We paid Mr. Schulte a base salary of $285,000 per year in his capacity as Chief Executive Officer of NCI from November 1997 until May 1998. In May 1998, Mr. Schulte's base salary was increased to $400,000 per year.
(4) Represents the salary paid to Messrs. Ginn and Maddox from May 1998 (after our acquisition of MBCI) until October 1998.

OPTION GRANTS DURING 1999 FISCAL YEAR

          We did not grant any options during fiscal 1999 to the Named Executive Officers under our stock option plan. We did not grant any stock appreciation rights during fiscal 1999.

OPTION EXERCISES DURING 1999 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

          The following table provides information related to options exercised by the Named Executive Officers and the number and value of options held at fiscal year end. We do not have any outstanding stock appreciation rights.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                           Number of Securities
                                                                          Underlying Unexercised        Value of Unexercised In-
                                  Shares                                     Options at FY-End            the-Money Options at
                                 Acquired                 Value                Exercisable/                FY-End Exercisable/
          Name                  on Exercise           Realized (1)             Unexercisable                Unexercisable(1)
------------------------     -----------------       ---------------     -------------------------      -------------------------
C.A. Rundell, Jr.                   --                     --                  47,500/42,500                 $58,594/$9,531
Johnie Schulte                    156,166              $3,945,144              47,500/42,500                 $58,594/$9,531
A.R. Ginn                           --                     --                       --                             --
Robert J. Medlock                   --                     --                  85,448/25,500                 $537,283/$4,689
Kenneth W. Maddox                   --                     --                       --                             --

-----------------
(1) Value is calculated on the basis of the difference between the option exercise price and the market value of our common stock on the exercise date or at the end of our fiscal year, as appropriate.

LONG-TERM INCENTIVE PLAN AWARDS DURING 1999 FISCAL YEAR

          The following table provides information related to awards under our Management Incentive Plan to the Named Executive Officers during the 1999 fiscal year.

              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR


                                              Performance or Other                          Estimated Future Payouts
             Name                          Period Until Maturation (1)                  Under Non-Stock Price Based Plans
------------------------------             ---------------------------             -------------------------------------------
                                                                                       Target (2)               Maximum (2)
                                                                                   ------------------       ------------------
C. A. Rundell, Jr.                                     --                                          --                       --
Johnie Schulte                                         --                                          --                       --
A.R. Ginn                                          May 1, 2003                             $  774,262               $  774,262
Robert J. Medlock                                      --                                          --                       --
Kenneth W. Maddox                                  May 1, 2003                             $1,116,384               $1,116,384

-----------------
(1) For a description of the terms and conditions, including the appropriate performance standard, of the Management Incentive Plan, please see "--Employment and Change-in-Control Agreements."
(2) The amounts reported in these columns are the market value of the trust accounts as of December 31, 1999 established under the Management Incentive Plan for the benefit of Messrs. Ginn and Maddox. The amounts to be paid to Messrs. Ginn and Maddox at payout will be these amounts, as adjusted for any increases resulting from investment gains or decreases resulting from investment losses from December 31, 1999 until payout. In connection with our acquisition of MBCI in May 1998, we deposited $684,760 for Mr. Ginn and $993,370 for Mr. Maddox into trusts under the Management Incentive Plan.

COMPENSATION OF DIRECTORS

          Directors of NCI who are employees of NCI do not receive compensation as directors. We pay non-employee directors an annual fee of $20,500 plus expenses incurred and $3,000 for each meeting of the board of directors or committee meeting attended. Each non-employee director also receives an annual grant of options to purchase 2,000 shares of common stock under our stock option plan. In addition, upon election to the board of directors, each new non-employee director will receive an initial grant of options to purchase 5,000 shares of common stock.

          We have a deferred compensation agreement with Mr. McDonald, under which the payment of $65,000 earned by him for special services in 1993 has been deferred until 2004. Interest on the deferred compensation is accruing at the annual rate of 1 1/2% below the prime interest rate of our principal lending bank.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

          Under the terms of an employment agreement, Mr. Schulte agreed to serve in an executive capacity for us through December 1995, and thereafter for successive one-month periods until his discharge by us, his voluntary resignation or his death or disability, at a minimum annual salary of $125,000. His base salary rate may be increased at the discretion of the board of directors. If Mr. Schulte's employment with us is terminated, whether by voluntary termination by Mr. Schulte or by termination with or without cause by us, Mr. Schulte has agreed not to compete with us within a 500-mile radius of any of our manufacturing facilities for a three-year period after his termination. In consideration of Mr. Schulte's covenant not to compete, Mr. Schulte is entitled to receive 100% of his then current base salary for the first 30 days after a termination or discharge and will thereafter receive 75% of his base salary for the remainder of the three-year period. In addition, Mr. Schulte may continue to participate in our group health insurance plan. We may elect to cease making noncompete payments to Mr. Schulte at any time, in which case Mr. Schulte would be relieved of his covenant not to compete.

          We maintain a supplemental retirement plan, which is a nonqualified, unfunded benefit plan under which designated key employees are eligible to receive monthly benefits following their retirement with us. If a participating key employee dies before retirement, his designated beneficiary is eligible to receive monthly preretirement survivor benefits. The board of directors determines the amount of retirement benefit to be payable to an eligible employee at the time the board of directors designates the employee as eligible to participate in our supplemental retirement plan. Generally, a participant becomes vested in his retirement benefit under the Supplemental Plan at the rate of 10% for each year of service with us and becomes fully vested upon his disability or upon the occurrence of a change in control of NCI. Messrs. Rundell and Medlock, among others, are currently participants in our supplemental retirement plan. The benefit payable to Mr. Rundell, beginning at age 70, is $50,000 per year for 10 years. The benefit payable to Mr. Medlock, beginning at age 65, is $100,000 per year for 10 years. We have acquired life insurance policies to be used to discharge our obligations under our supplemental retirement plan.

          We have entered into split dollar life insurance agreements with specified key employees, including Mr. Schulte. Under these agreements, the key employees are the owners of life insurance policies providing death benefits. We advance the annual premium on each policy and the insured employee pays income tax on the one-year term cost of his policy. Each insured employee has collaterally assigned an interest in his respective policy to us in an amount equal to the premiums paid by us. The policy on Mr. Schulte covers him and his wife and provides a death benefit of $5,000,000, payable after the death of both Mr. Schulte and his wife.

          Before its acquisition by us in May 1998, MBCI maintained the Metal Building Components, Inc. Executive Management Deferred Compensation Plan (the "MBCI Compensation Plan") and the Metal Building Components, Inc. Long-Term Management Incentive Scheme (the "MBCI Incentive Plan"). At the same time as our acquisition of MBCI in May 1998, MBCI paid the participants in the MBCI Incentive Plan the vested portion of the amounts being held for their accounts under the MBCI Incentive Plan and that plan was terminated. The unvested portions of their accounts were forfeited to us and deposited into a trust established under the Metal Building Components, L.P. and Metal Coaters Operating, L.P. Management Incentive Plan and related trust agreements (the "Management Incentive Plan") for officers of MBCI, including $684,760 for the account of Mr. Ginn and $993,370 for the account of Mr. Maddox. We also issued 1,400,000 unregistered shares of our common stock at the closing of the MBCI acquisition, which we booked at a value of $32.2 million for financial reporting purposes, to officers and employees of MBCI. The stock issuances included 500,000 shares to Mr. Ginn, which we booked at a value of $11,500,000 for financial reporting purposes, and 238,000 shares to Mr. Maddox, which we booked at a value of $5,474,000 for financial reporting purposes. These stock issuances were in exchange for their future interests in the MBCI Incentive Plan, their withdrawal from the MBCI Incentive Plan and their consent to the termination of the MBCI Compensation Plan.

          The funds held under the Management Incentive Plan are invested by the trustee, a national banking association, and may not be invested in our common stock. The amounts held in trust for the participants in the Management Incentive Plan, after taking into account any investment income and losses on those amounts, will be held in trust for the account of each participant until May 1, 2003 unless earlier forfeited and distributed to us as specified in the Management Incentive Plan. During fiscal 1999, we amended the plan for three officers, other than Messrs. Ginn and Maddox, to allow them to vest early in a specified percentage of their trust account. In consideration of the early vesting, these officers agreed to defer their receipt of their remaining trust account until September 30, 2004 and agreed to extend some of their obligations under the Non-Competition Agreement (defined below). On the appropriate date, the entire balance then held in trust for the participants will become 100% vested. Promptly following vesting, we will distribute to each participant the entire balance of his individual trust account and all undistributed income, if either: (1) the participant, on that date, is then and has, since the date of our acquisition of MBCI, continuously been employed by us and has not, during that period, breached or violated the covenants in a Confidentiality, Non-Competition and Non-Solicitation Agreement, dated May 1, 1998 (the "Non-Competition Agreement"), by and among us and the participants in the Management Incentive Plan; or (2) the participant is not our employee on that date but (a) the participant either died or justifiably terminated his employment as a result of listed actions or events, including a change in control of NCI; and (b) during the continuous period beginning with our acquisition of MBCI and ending on that date, the participant has not breached or violated the covenants in the Non-Competition Agreement.

          Messrs. Ginn and Maddox are parties to the Non-Competition Agreement, in which they have agreed that they will not compete with us until the later of May 1, 2003 or the second anniversary of the termination of their employment with us for any reason whatsoever. If Messrs. Ginn or Maddox breach this covenant or other specified covenants in the Non-Competition Agreement, they will forfeit their rights to receive distributions under the Management Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is responsible for determining executive compensation. Mr. Arnett, Mr. McDonald and Mr. Zabcik are the only members of the Compensation Committee. Neither Mr. Arnett, Mr. McDonald nor Mr. Zabcik are officers or employees of NCI. Mr. Zabcik was an officer of NCI from 1989 until October 1993 and was a part-time employee of NCI from October 1993 until early 1997.

REPORT OF THE COMPENSATION COMMITTEE

          The principal elements of compensation provided to executive and other officers, including Mr. Johnie Schulte, our Chairman of the Executive Committee of the board of directors and Chief Executive Officer, historically have consisted of a base salary, supplemented with the opportunity to earn a bonus under our annual cash bonus program ("Bonus Program") based on the return on operating assets of NCI for the fiscal year, as calculated in accordance with the Bonus Program ("ROA"). Option grants under our stock option plan also have been utilized as a principal component of compensation.

          Mr. Schulte is entitled to receive a minimum annual salary of $125,000 under his employment agreement with us. Subject to this minimum, Mr. Schulte's base salary rate may be adjusted at the discretion of the board of directors based upon factors that the board of directors deems appropriate. In May 1998, after our acquisition of MBCI, the board of directors increased Mr. Schulte's base salary to $400,000 per year to reflect the greater complexity in managing the combined company and as part of other general salary adjustments to equalize management salary levels.

          In December 1998, the Compensation Committee amended and restated the Bonus Program (the "Restated Program") for fiscal 1999 and subsequent years. Under the Restated Program, Level 1 and Level 2 participants are eligible for the award of an annual cash bonus equal to a percentage of their respective base salaries, based upon our achievement of both a minimum ROA and a minimum increase in earnings per share for the fiscal year. No cash bonuses will be awarded to Level 1 or Level 2 participants if both ROA and earnings per share growth are less than 20% or ROA is less than 10%. The percentage of base salary payable as a bonus increases proportionately with increases in the ROA and earnings per share growth achieved. The maximum bonus for Level 1 participants, including Messrs. Ginn, Maddox, Medlock, Rundell and Schulte for fiscal 1999, is 127.5% of base salary. The maximum bonus for Level 2 participants is 85% of base salary. In addition, under the Restated Program, Level 3 and Level 4 participants are eligible for the award of a cash bonus equal to a percentage of their respective base salaries, based upon our achievement of a minimum ROA for the fiscal year. No cash bonuses will be awarded to Level 3 or Level 4 participants if the ROA is less than 20%. If ROA is 20% or more, Level 3 participants are eligible for the award of a cash bonus equal to 25% of base salary and an additional 2.50% of base salary for each 1% increment in ROA over 20%. The maximum bonus for Level 3 participants is 50% of base salary. If ROA is 20% or more, Level 4 participants will be eligible for the award of a cash bonus equal to 12.5% of base salary and an additional 1.25% of base salary for each 1% increment in ROA over 20%. The maximum bonus for Level 4 participants is 25% of base salary.

          The Committee believes that the Restated Program allows us to provide base compensation to our management group below comparable rates paid by other companies, in exchange for generous bonuses when warranted by our performance. The Compensation Committee also believes that including the achievement of earnings per share growth as an additional bonus criteria for top management provides incentives to maximize stockholder value and growth, while retaining the historical ROA incentive to aggressively manage asset accounts and income and expense categories.

          Some members of management also receive benefits under our supplemental plan, the split dollar life insurance agreements, the Management Incentive Plan and the various other arrangements described above under "Employment and Change-in-Control Agreements." The Compensation Committee believes that benefit programs such as these, which address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans, are critical in attracting and retaining quality executives.

          At this time, based on our current executive structure, we do not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1.0 million for deductibility under Section 162(m) of the Internal Revenue Code of 1986.

          This report is submitted by the members of the Compensation Committee.

                                                     T.C. ARNETT
                                                     ROBERT N. MCDONALD
                                                     DANIEL D. ZABCIK

          In accordance with the rules and regulations of the SEC, the foregoing report of the Compensation Committee and the performance graph appearing below shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

STOCK PERFORMANCE CHART

          The following chart compares the yearly percentage change in the cumulative stockholder return on our common stock from November 1994 to the end of the fiscal year ended October 31, 1999 with the cumulative total return on the New York Stock Exchange Index and the MG Industry Group 634 - General Building Materials, a peer group. The comparison assumes $100 was invested on November 1, 1994 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                                                    FISCAL YEAR  ENDING
                                    -------------------------------------------------------------------------------------
COMPANY/INDEX/MARKET                10-31-1994     10/31/1995     10/31/1996     10/31/1997     10/30/1998     10/29/1999

NCI Building Systems                    100.00         124.00         174.67         194.33         230.67         168.67

General Building Materials              100.00         117.08         137.58         159.23         166.07         156.99

NYSE Market Index                       100.00         117.39         143.35         186.51         215.13         249.59

                    BOARD MEETINGS, COMMITTEES AND ATTENDANCE

          The board of directors met six times during the fiscal year ended October 31, 1999. Each director attended at least 80% of the called meetings. The board of directors currently has appointed three committees, the Executive Committee, the Audit Committee and the Compensation Committee. In addition, in connection with our acquisition of MBCI, the board of directors established the Ad Hoc Organization Committee.

EXECUTIVE COMMITTEE

          The Executive Committee is generally authorized to act on behalf of the board of directors between scheduled meetings of the board of directors to the fullest extent permitted by Delaware corporate law, provided, however that the Executive Committee does not have the authority to commit over $10.0 million of our resources with respect to a matter or a series of related matters, approve amendments to our charter or by-laws or approve specified extraordinary corporate transactions. The members of the Executive Committee are Mr. Ginn, Mr. Rundell and Mr. Schulte, with Mr. Schulte serving as Chairman of the Executive Committee. The Executive Committee met six times during the fiscal year ended October 31, 1999.

AUDIT COMMITTEE

          The Audit Committee is responsible for engaging and discharging the independent auditors and for monitoring internal audit functions and procedures. In addition, the Audit Committee is responsible for overseeing and reviewing all of our joint venture commitments and for reviewing the integrity and effectiveness of our computer systems. The members of the Audit Committee are Mr. Breedlove and Mr. Forbes, with Mr. Forbes serving as Chairman of the Audit Committee. The Audit Committee is comprised solely of directors who are not our officers or employees. The Audit Committee met two times during the fiscal year ended October 31, 1999.

COMPENSATION COMMITTEE

          The Compensation Committee is responsible for review and making recommendations to the board of directors on all matters relating to compensation and benefits provided to executive management. The members of the Compensation Committee are Mr. Arnett, Mr. McDonald and Mr. Zabcik, with Mr. Arnett serving as Chairman of the Compensation Committee. The Compensation Committee is comprised solely of directors who are not our officers or employees. The Compensation Committee met five times during the fiscal year ended October 31, 1999.

AD HOC ORGANIZATION COMMITTEE

          The Ad Hoc Organization Committee was responsible for, either independently of or together with the Executive Committee, reviewing, evaluating and making recommendations with respect to all aspects of our organizational makeup and direction and the integration of the operations and management of MBCI with our historical operations. The Ad Hoc Organization Committee had the authority to operate until June 24, 1999 and was comprised solely of directors who were not our officers or employees. The members of the Ad Hoc Organization Committee were Mr. Arnett, Mr. Breedlove and Mr. Forbes. The Ad Hoc Organization Committee did not meet, separately from the entire board of directors, during the period of its existence.

                             SECTION 16 REQUIREMENTS

          Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

          Based solely on our review of the copies of the forms received by us with respect to fiscal 1999, or written representations from the reporting persons, we believe that all filing requirements applicable to our directors and officers and persons who own more than 10% of our common stock have been complied with except that Mr. Ginn was late with respect to one of his filings.

              TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES

         Southwest Bolt, Inc., a corporation in which Mr. Zabcik is the President and owns 25% of the capital stock, is our primary supplier of structural bolts. In fiscal 1999, we made purchases of $1.1 million from Southwest Bolt, Inc.

          With respect to transactions between us and Messrs. Ginn and Maddox, please see "Executive Compensation--Employment and Change-in-Control Agreements."

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

          Ernst & Young LLP served as our independent auditors for the fiscal year ended October 31, 1999. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement. The representative will be available to answer appropriate stockholder questions.

                             STOCKHOLDERS' PROPOSALS

          If you wish to present a proposal for inclusion in our proxy material for consideration at the annual meeting of stockholders to be held in 2001, you must submit the proposal in writing in to our Secretary at the address shown on the first page of this Proxy Statement not later than October 8, 2000. That proposal must comply with Section 8 of Article II of our Amended and Restated By-Laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act. Our By-Laws permit the Board of Directors or the presiding officer of the annual meeting of stockholders to be held in 2001 to reject any proposal submitted for that meeting after October 8, 2000 or that otherwise does not comply with the By-Laws. It is likely that an untimely or noncomplying proposal will be rejected. If, however, an untimely or noncomplying proposal is not rejected, then (subject to Rule 14a-4 under the Exchange Act) the persons named as proxies in the proxy cards solicited by the board of directors for that meeting will be entitled to vote the shares represented by the proxy cards held by them regarding that proposal in their discretion, if properly raised at the meeting.

                                  MISCELLANEOUS

          The board of directors knows of no business other than that described above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on those matters.

          The information contained in the Proxy Statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by that owner with the SEC.

          The 1999 Annual Report to Shareholders, which includes our financial statements and accompanies this Proxy Statement, does not form any part of the materials for the solicitation of proxies.

                                        By Order of the Board of Directors

                                              /s/ Donnie R. Humphries

                                                 Donnie R. Humphries,
                                                       Secretary

Houston, Texas
January 26, 2000

                           NCI BUILDING SYSTEMS, INC.

                    Proxy for Annual Meeting of Stockholders
                                  March 1, 2000

PROXY

     The undersigned hereby appoints C.A. Rundell, Jr., Johnie Schulte and A.R. Ginn, with or without others, proxies with full power of substitution, to vote upon all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the "Company"), to be held on Wednesday, March 1, 2000 at 10:00 a.m., local time, at the Company's offices located at 7301 Fairview, Houston, Texas 77041, and at all adjournments thereof as follows on the reverse side.

     This Proxy will be voted as you specified on the reverse side. If no specification is made, the Proxy will be voted FOR the nominees listed in Item 1 and IN THE DISCRETION OF THE PROXIES for such other business as may properly come before the meeting. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated January 26, 2000 is hereby acknowledged.

  THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS.

    PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                           NCI BUILDING SYSTEMS, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.








                                                                                For         WITHHELD        For All
                                                                                All            ALL           Except
1. Election of three Class I Directors.                                         [ ]            [ ]            [ ]
   Nominees: 01) A.R. Ginn, 02) Kenneth W. Maddox and
   03) Daniel D. Zabcik
   For all except nominees crossed out.


                                                                                FOR          AGAINST        ABSTAIN
2. In their discretion, upon any other business which may properly come         [ ]            [ ]            [ ]
   before said meeting.








                          PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS BELOW. JOINT OWNERS MUST EACH SIGN. WHEN SIGNING AS AN ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE ADD YOUR TITLE AS SUCH. IF HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF HELD BY A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PARTNER OR OFFICER.

                          DATED                                        , 2000
                               ----------------------------------------

                          ---------------------------------------------------
                          SIGNATURE

                          ---------------------------------------------------
                          SIGNATURE, IF HELD JOINTLY, OR OFFICE OR TITLE HELD

[ ] CHECK IF CHANGE OF ADDRESS.

                              FOLD AND DETACH HERE